EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in Registration Statements 33-27417, 33-32224 and 33-17829 on Forms S-8 of our report dated February 20, 1997 appearing on Page 11 of the Annual Report of AmBase Corporation on Form 10-K for the year ended December 31, 1996.




Price Waterhouse, L.L.P.
New York, New York
February 20, 1997